Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

NAME:	STATE OF INCORPORATION OR ORGANIZATION:
Southwest Enhanced Network Services, LP	Delaware
Valor Telecommunications Corporate Group, LP	Texas
Valor Telecommunications Equipment, LP	Texas
Valor Telecommunications Investments, LLC	Delaware
Valor Telecommunications LD, LP	Delaware
Valor Telecommunications of Texas, LP	Texas
Valor Telecommunications Services, LP	Texas
Western Access Services, LLC	Delaware
Western Access Services of Arizona, LLC	Delaware
Western Access Services of Arkansas, LLC	Delaware
Western Access Services of Colorado, LLC	Delaware
Western Access Services of New Mexico, LLC	Delaware
Western Access Services of Oklahoma, LLC	Delaware
western Access Services of Texas, LP	Delaware